Exhibit 10.20

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road	3333 Beverly Road
Hoffman Estates, IL 60179	Hoffman Estates, IL 60179

August 28, 2012

John E. Ethridge, II

1106 Schiedler Dr

Batavia, IL 60510

Dear JJ,

On behalf of Sears Hometown and Outlet Stores, Inc. (“SHO”), we are pleased to extend to you our offer to be Vice President, Supply Chain and Technology of SHO, effective as of the effective date of the spin-off of SHO (“Spin-off”). In this position you will report to Bruce Johnson, Chief Executive Officer and President of SHO. This letter restates and amends the terms of the August 20, 2012 offer letter, to which amendments you, SHO and Sears Holdings Corporation (“SHC”) have mutually hereby agreed. This restated offer letter is contingent upon the completion of the Spin-off.

The key elements of your employment and compensation package are as follows:

•	Upon the Spin-off, you will be transferred to and become an employee of SHO.

•	Annual Base Salary—$260,000.

•	Annual Incentive Plans

•

With respect to your participation under the Sears Holdings Corporation Annual Incentive Plan (“SHC AIP) for the 2012 fiscal year, upon the Spin-off, your participation in the 2012 SHC AIP will transition to a new annual incentive plan sponsored by SHO as follows:

•

For the 1st and 2nd fiscal quarters of 2012, the portion of your target incentive award that is based on the quarterly SHC EBITDA measure (25%) will be determined based on year-to-date results. The performance at the end of these two quarters will be compared to the plan goals and if any payout has been earned, it will be paid to you by SHO under the new Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) in April 2013, provided that you are actively employed by SHO as of the payment date . The SHC EBITDA gate will continue to need to be attained before any payout is earned. The quarterly SHC EBITDA measure will not be a component of your 2012 annual incentive for the 3rd and 4th fiscal quarters of 2012. Instead, the 25% weighted incentive based on the quarterly SHC EBITDA measure for the 3rd and 4th fiscal quarters of 2012 will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

The 75% of your target incentive that is currently based on the Outlet BOP with respect to the fiscal 2012 period prior to Spin-off will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

The liability for any of the above incentive payments will be assigned and assumed by SHO upon the Spin-off. Accruals relating to the annual measures will be transferred upon the Spin-off and accruals relating to the quarterly SHC EBITDA measure will not be transferred until a determination has been made that the SHC EBITDA has been attained.

John E. Ethridge, II

August 28, 2012

•

You will be eligible to participate in the Sears Hometown and Outlet Stores, Inc. the Annual Incentive Plan (SHO AIP) with an annual incentive opportunity of 50% of your base salary. In addition to the quarterly SHC EBITDA measure explained above, the annual portion of your 2012 target incentive will be converted from a 75% weight based on Outlet BOP to 100% SHO EBITDA upon the Spin-off.

•

SHO AIP EBITDA targets and thresholds will be based on the valuation and profit conversion of combined SHC HTS and Outlet BOPs. Final 2012 targets and thresholds for the SHO AIP will be approved by SHO Board of Directors.

•

Any incentive payable under the SHO AIP with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO as of the payment date. Payouts will be pro-rated pending actual date of Spin-off. Further details regarding your 2012 SHO AIP target award will be provided to you following the approval of the 2012 SHO AIP.

•	Long-Term Incentive Plans

•

Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). You will first become eligible to participate in a SHO LTIP starting with the 2012 SHO LTIP when finalized and approved. 2012 targets and thresholds under the SHO LTIP will be based on SHO 3-year valuation and profit projections and approved by the SHO Board of Directors. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives.

•

With respect to your participation in the outstanding Sears Holdings Corporation Long-Term Incentive Program (“SHC LTIP”), you currently participate in the 2011 SHC LTIP with a target incentive percentage of 50% of base salary (at the time of the LTIP award). Upon the Spin-off, your participant in this program will transition as follows:

•

Your participation under the 2011 SHC LTIP will be closed out as of the effective date of the Spin-off and any incentive that may become payable (as explained below) will be payable under the SHO LTIP. The accruals and liability for these payments will be assigned to and assumed by SHO upon the Spin-off.

•

For the 2011 SHC LTIP, performance to date from fiscal year 2011 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you under the SHO LTIP in April 2014, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP).

•	Any payout of these amounts will be pro-rated based on the number of eligible days worked at SHC and SHO, as applicable, during the performance period for each LTIP.

•	Executive Severance Agreement

•

Your current Executive Severance Agreement (“Agreement”) with SHC will be assigned to and assumed by SHO effective as of theSpin-off in accordance with Section 20 of the Agreement. Therefore, if post-Spin-off your employment with SHO is terminated by SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive six (6) months of salary continuation, based on to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for six (12) months following

John E. Ethridge, II

August 28, 2012

termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. A copy of your fully executed Agreement is enclosed for your information.

•	Other

•

On a fiscal year basis, you will continue to be eligible to receive four (4) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year.

•

Upon the Spin-off, you will continue to be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level supporting SHO, in accordance with the applicable terms, conditions and availability of those programs. These benefits will be provided under SHC benefit programs during a benefits transition period, and thereafter SHO intends to sponsor or make available substantially similarly benefit programs upon your transfer of employment to SHO.

JJ, we are excited about the important contributions you will make to this new independent, public company and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This restated offer will expire if not accepted within one week from the date of this letter.

Sincerely,

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ W. Bruce Johnson
Dean Carter	William Bruce Johnson
Chief Human Resources Officer	Chief Executive Officer and President, SHO

Enclosure

Accepted:

/s/ John E. Ethridge, II	8/29/12
John E. Ethridge, II	Date